EXHIBIT 99.1

Chemung Financial Reports Second Quarter 2014 Earnings

ELMIRA, N.Y., July 24, 2014 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq:CHMG), the parent company of Chemung Canal Trust Company, today reported net income and earnings per share for the quarter and six months ended June 30, 2014. Highlights for the quarter and six months include:

  Net income for the second quarter of 2014 was $1.9 million, or $0.41 per share, compared with $2.7 million, or $0.57 per share, for the same quarter in the prior year.
  Net income for the six months ended June 30, 2014 was $4.0 million, or $0.85 per share, compared with $5.1 million, or $1.09 per share for the same period in the prior year.
  Fully taxable equivalent net interest margin for the second quarter of 2014 was 3.51%, compared with 3.58% for the preceding quarter and 3.93% for the same quarter in the prior year. Fully taxable equivalent net interest margin for the six months ended June 30, 2014, was 3.55%, down from 4.04% for the same period in the prior year.
  Average interest-earning assets increased $220.7 million year-over-year as a result of organic loan growth and the fourth quarter 2013 branch acquisition.
  Total loans increased $88.5 million, or 8.9%, from $995.9 million at December 31, 2013 to $1.084 billion at June 30, 2014. This increase was primarily attributable to growth of $62.7 million, or 12.1%, in commercial loans and $27.2 million, or 9.7%, in consumer loans.
  Non-performing assets to total assets ratio was 0.55% at June 30, 2014 compared with 0.64% at June 30, 2013.
  Book value per share was $30.28 at June 30, 2014 compared with $28.47 at June 30, 2013, an increase of $1.81, or 6.4%. Tangible book value per share was $24.40 at June 30, 2014 compared with $22.78 at June 30, 2013, an increase of $1.62, or 7.1%.
  Dividends declared during the quarter ended June 30, 2014 were $0.26 per share, level with the prior year.

Ronald M. Bentley, President and CEO stated, "As expected, we continued to experience net interest margin compression during the second quarter of 2014. In an effort to combat margin compression, we organically grew our loan portfolio by $88.5 million, primarily in commercial and consumer loans, during the first six months of 2014. At the same time we increased deposits, primarily in money market and demand deposit accounts, $42.2 million, or 3.3%. As we continue to channel deposits from the acquired branch offices into loans, we expect to realize increases in both net interest income and earnings."

Summary:

Chemung Financial Corporation reported net income of $1.9 million for the second quarter of 2014, a decrease of $0.8 million, or 27.3%, compared with $2.7 million for the same period in the prior year. Earnings per share for the second quarter of 2014 totaled $0.41, compared with $0.57 for the same period in the prior year. Return on average assets and return on average equity for the second quarter of 2014 were 0.51% and 5.44%, respectively, compared with 0.84% and 7.92%, respectively, for the same period in the prior year.

Core net income for the second quarter of 2014 was $1.6 million, or $0.35 per share, compared with $2.7 million, or $0.57 per share, for the same period in the prior year. Core net income for the current quarter excluded $0.5 million in net gain on securities transactions and less than $0.1 million in acquisition expenses. The core net income for the second quarter of 2013 was the same as reported net income. The decrease in core net income was due primarily to increases of $2.2 million in non-interest expense and $0.7 million in provision for loan losses. These items were partially offset by increases of $0.7 million in net interest income and $0.4 million in non-interest income, and a reduction of $0.6 million in income taxes. The majority of the increase in non-interest expense was due to operating expenses directly related to the branches acquired in the fourth quarter of 2013. Core return on average assets and core return on average equity for the second quarter of 2014 were 0.43% and 4.59%, respectively, compared with 0.84% and 7.92%, respectively, for the same period in the prior year.

Net income of $1.9 million for the current quarter ended June 30, 2014 represents a decrease of $0.2 million, or 6.5%, from net income of $2.1 million for the preceding quarter ended March 31, 2014. The decrease in earnings was due primarily to increases of $0.5 million in the provision for loan losses and $0.2 million in non-interest expense. These items were partially offset by $0.5 million in net gain on securities transactions. Earnings per share for the current quarter totaled $0.41 compared with $0.44 for the preceding quarter. Return on average assets and return on average equity for the current quarter were 0.51% and 5.44%, respectively, compared with 0.56% and 5.93%, respectively, for the preceding quarter.

Net income for the six months ended June 30, 2014 was $4.0 million, a decrease of $1.1 million, or 21.2%, compared with $5.1 million for the six months ended June 30, 2013. Earnings per share for the six months ended June 30, 2014 was $0.85, compared with $1.09 for the six months ended June 30, 2013. Return on average assets and return on average equity for the six months ended June 30, 2014 were 0.54% and 5.68%, respectively, compared with 0.81% and 7.65%, respectively, for the same period in the prior year.

Core net income for the six months ended June 30, 2014 was $3.7 million, or $0.80 per share, compared with $5.1 million, or $1.09 per share, for the six months ended June 30, 2013. The current year core net income excluded pre-tax items of $0.5 million in net gain on securities transactions and $0.1 million in acquisition expenses. The core net income for the six months ended June 30, 2013 was the same as reported net income. The decrease in core net income was due primarily to increases of $3.7 million in non-interest expense and $0.9 million in provision for loan losses. These items were partially offset by increases of $1.1 million in net interest income and $1.4 million in non-interest income, and a reduction of $0.8 million in income taxes. The majority of the increase in non-interest expense was due to operating expenses directly related to the branches acquired in the fourth quarter of 2013. Core return on average assets and core return on average equity for the six months ended June 30, 2014 were 0.50% and 5.33%, respectively, compared with 0.81% and 7.65%, respectively, for the same period in the prior year.

Net Interest Income:

Net interest income for the second quarter of 2014 totaled $12.1 million compared with $11.3 million for the same period in the prior year, an increase of $0.8 million, or 6.6%. Fully taxable equivalent net interest margin was 3.51% for the second quarter of 2014 compared with 3.93% for the same period in the prior year. The decline in net interest margin was due in part to a 51 basis point decrease in the yield on interest-earning assets, partially offset by an 11 basis point decline in the cost of funds and an increase of $226.3 million in average interest-earning assets. In addition, the net interest margin declined as a result of the investment of cash from the branch acquisition into investment securities.

Net interest income for the current quarter totaled $12.1 million compared with $12.0 million for the preceding quarter ended March 31, 2014, an increase of $0.1 million, or 0.3%. Fully taxable equivalent net interest margin was 3.51% for the current quarter compared with 3.58% for the preceding quarter. The decline in net interest margin was due in part to an eight basis point decrease in the yield on interest-earnings assets, partially offset by a one basis point decline in the cost of funds and an increase of $18.6 million in average interest-earning assets.

Net interest income for the six months ended June 30, 2014 totaled $24.1 million compared with $23.0 million for the prior year, an increase of $1.1 million, or 4.6%. Fully taxable equivalent net interest margin was 3.55% for the six months ended June 30, 2014 compared with 4.04% for the same period in the prior year. The increase in net interest income was due to an increase of $220.7 million in average interest-earning assets and a 13 basis point decline in the cost of funds, partially offset by a 58 basis point decrease in the yield on interest-earning assets. The decline in net interest margin was due primarily to yields on interest-earning assets decreasing at a faster rate than the cost of interest-bearing liabilities. The decrease in yield on interest-earning assets was attributable to lower loan yields as loans continue to reprice at current market rates. In addition, the Corporation anticipated a decline in the yield on interest-earning assets due in part to its investment of cash from the branch acquisition into investment securities.

Non-Interest Income:

Non-interest income for the second quarter of 2014 was $5.4 million compared with $5.0 million for the preceding quarter ended March 31, 2014 and $4.5 million for the second quarter in the prior year. The increase from the preceding quarter was due primarily to a $0.5 million net gain on securities transactions. The increase from the year-ago quarter was due primarily to the net gain on securities transactions and increases of $0.2 million in service charges on deposit accounts and $0.1 million in Wealth Management Group fee income.

Non-interest income for the six months ended June 30, 2014 was $10.4 million compared with $8.5 million for the prior year, an increase of $1.9 million, or 22.0%. The increase was due primarily to a $0.5 million net gain on securities transactions, increases of $0.4 million in service charges on deposit accounts and $0.2 million in Wealth Management Group fee income, and a gain of $0.5 million from the liquidation of the Corporation's investment in a pool of trust preferred securities.

Non-Interest Expense:

Non-interest expense for the second quarter of 2014 was $13.6 million compared with $11.4 million for the prior year, an increase of $2.2 million, or 19.2%. The increase was due primarily to increases of $0.6 million in salaries and wages, $0.3 million in occupancy expense, $0.3 million in data processing expense and $0.2 million in professional fees. The majority of the increase in non-interest expense was due to operating expenses directly related to the branches acquired in the fourth quarter of 2013.

Non-interest expense for the current quarter was $13.6 million compared with $13.3 million for the preceding quarter ended March 31, 2014, an increase of $0.3 million, or 1.8%. The increase was due primarily to increases of $0.2 million in professional fees and $0.2 million in health care costs.

Non-interest expense for the six months ended June 30, 2014 was $26.9 million compared with $23.1 million for the prior year, an increase of $3.8 million, or 16.5%. The increase was due primarily to increases of $0.9 million in salaries and wages, $0.8 million in occupancy expense, $0.7 million in data processing expense, $0.3 million in furniture and equipment expense, $0.2 million in amortization of intangible assets and $0.4 million in other non-interest expense. The majority of the increase in non-interest expense was due to operating expenses directly related to the branches acquired in the fourth quarter of 2013.

Asset Quality:

Non-performing loans totaled $7.7 million at June 30, 2014, or 0.71% of total loans, compared with $7.5 million, or 0.80%, at June 30, 2013. The increase in non-performing loans at June 30, 2014 was primarily in the residential mortgage segment of the loan portfolio. Non-performing assets, which are comprised of non-performing loans and other real estate owned, was 0.55% of total assets, or $8.3 million at June 30, 2014, compared with 0.64%, or $8.1 million, at June 30, 2013. The Corporation's peer group average for the ratio of non-performing assets to total assets was 1.34% at March 31, 2014 (the most recent period available).

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Based on this analysis, the provision for loan losses for the second quarter of 2014 was $1.1 million compared with $0.6 million for the preceding quarter ended March 31, 2014, and $0.5 million for the same period in the prior year. The increase in the provision for loan losses from the preceding and prior year quarters was due primarily to the establishment of $0.6 million in additional specific reserves on five acquired commercial loans and growth in the loan portfolio. Net charge-offs for the current quarter were $0.6 million compared with $0.3 million for the preceding quarter and net recoveries of less than $0.1 million for the same period in the prior year.

The provision for loan losses for the six months ended June 30, 2014 was $1.7 million compared with $0.9 million for the same period in the prior year. The increase in the provision for loans losses was due to the same items as described above for the current quarter. Net charges-offs for the six months ended June 30, 2014 were $0.9 million compared with net recoveries of less than $0.1 million for the same period in the prior year.

At June 30, 2014 the allowance for loan losses was $13.6 million, compared with $11.3 million at June 30, 2013. The allowance for loan losses was 176.76% of non-performing loans at June 30, 2014, compared with 151.58% at June 30, 2013. The ratio of the allowance for loan losses to total loans was 1.26% at June 30, 2014, compared with 1.21% at June 30, 2013.

Balance Sheet Activity:

Assets totaled $1.516 billion at June 30, 2014 compared with $1.257 billion at June 30, 2013, an increase of $258.7 million, or 20.6%. The growth was due primarily to increases of $150.3 million, or 16.1%, in total portfolio loans, $61.0 million in securities available for sale and $41.5 million in cash and cash equivalents. The increase in portfolio loans was due to strong growth of $103.2 million in commercial loans and $50.6 million in consumer loans.

Assets totaled $1.516 billion at June 30, 2104 compared with $1.476 billion at December 31, 2013, an increase of $39.7 million, or 2.7%. The growth was due primarily to increases of $88.5 million, or 8.9%, in total portfolio loans and $14.7 million in cash and cash equivalents, partially offset by a decrease of $59.6 million in securities available for sale. The increase in portfolio loans was due to strong growth of $62.7 million in commercial loans and $27.2 million in consumer loans. The decrease in securities available for sale was used to fund the growth in the loan portfolio.

Deposits totaled $1.308 billion at June 30, 2014 compared with $1.058 billion at June 30, 2013, an increase of $250.8 million, or 23.7%. The increase was primarily attributable to $177.7 million from the branch acquisition and $73.1 million in organic deposit growth, due in part to the seasonal inflow of municipal deposits. At June 30, 2014, demand deposit accounts, excluding money market accounts, comprised 37.4% of total deposits compared with 36.5% at June 30, 2013.

Deposits totaled $1.308 billion at June 30, 2014 compared with $1.266 billion at December 31, 2014, an increase of $42.2 million, or 3.3%. The increase was primarily attributable to increases of $32.3 million in money market accounts, due in part to the seasonal inflow of municipal deposits, $13.8 million in non-interest-bearing demand deposits, $10.1 million in interest-bearing demand deposits and $4.9 million in savings accounts. These items were partially offset by a decrease $19.0 million in time deposits.

Total equity was $141.8 million at June 30, 2014 compared with $132.7 million at June 30, 2013, an increase of $9.1 million, or 6.9%. The total equity to total assets ratio was 9.35% at June 30, 2014 compared with 10.55% at June 30, 2013. The tangible equity to tangible assets ratio was 7.68% at June 30, 2014 compared with 8.63% at June 30, 2013. Book value per share increased to $30.28 at June 30, 2014 from $28.47 at June 30, 2013. As of June 30, 2014, both the Corporation's and the Bank's capital ratios were in excess of those required to be considered well-capitalized under regulatory capital guidelines.

Other Items:

The market value of total assets under management or administration in our Wealth Management Group was $1.936 billion at June 30, 2014 compared with $1.782 billion at June 30, 2013, an increase of $153.8 million, or 8.6%.

About Chemung Financial Corporation:

Chemung Financial Corporation is a $1.5 billion financial services holding company headquartered in Elmira, New York and operates 34 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding, among other things, the Corporation's expected financial condition and results of operations, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation's growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and changes in general business and economic trends. Information concerning these and other factors can be found in the Corporation's periodic filings with the Securities and Exchange Commission, including in our 2013 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(Dollars in thousands, except share data)	2014	2014	2013	2013	2013
ASSETS
Cash and due from financial institutions	$ 35,981	$ 34,478	$ 31,600	$ 37,491	$ 23,812
Interest-bearing deposits in other financial institutions	30,301	22,670	20,009	2,438	945
Total cash and cash equivalents	66,282	57,148	51,609	39,929	24,757

Trading assets, at fair value	450	413	366	313	389

Securities available for sale	286,398	337,134	346,016	259,275	225,362
Securities held to maturity	5,274	6,126	6,495	6,544	6,570
FHLB and FRB stocks, at cost	4,730	4,482	4,482	6,725	4,579
Total investment securities	296,402	347,742	356,993	272,544	236,511

Commercial	581,170	542,082	518,510	500,957	478,018
Mortgage	194,603	196,396	195,997	194,042	198,072
Consumer	308,580	286,087	281,359	272,635	257,950
Total loans	1,084,353	1,024,565	995,866	967,634	934,040
Allowance for loan losses	(13,632)	(13,155)	(12,776)	(11,856)	(11,320)
Loans, net	1,070,721	1,011,410	983,090	955,778	922,720

Loans held for sale	914	75	695	866	947
Premises and equipment, net	29,938	29,351	30,039	25,087	24,969
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	5,708	6,033	6,377	4,481	4,695
Other assets	23,642	23,535	25,150	20,269	20,348
Total assets	$ 1,515,881	$ 1,497,531	$ 1,476,143	$ 1,341,091	$ 1,257,160

Deposits:
Non-interest-bearing demand deposits	$ 365,056	$ 354,727	$ 351,222	$ 297,053	$ 297,523
Interest-bearing demand deposits	124,803	114,507	114,679	96,191	89,027
Insured money market accounts	393,390	387,912	361,095	289,459	261,060
Savings deposits	199,664	198,876	194,768	185,824	185,081
Time deposits	225,515	235,868	244,492	221,938	224,965
Total deposits	1,308,428	1,291,890	1,266,256	1,090,465	1,057,656

Securities sold under agreements to repurchase	30,746	30,646	32,701	30,499	30,568
FHLB advances and other debt	24,520	25,189	25,243	75,146	26,101
Other liabilities	10,406	9,283	13,365	10,175	10,156
Total liabilities	1,374,100	1,357,008	1,337,565	1,206,285	1,124,481

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	45,494	45,516	45,399	45,556	45,451
Retained earnings	112,624	111,895	111,031	110,740	109,755
Treasury stock, at cost	(17,640)	(17,728)	(18,060)	(18,266)	(18,205)
Accumulated other comprehensive income (loss)	1,250	787	155	(3,277)	(4,375)
Total shareholders' equity	141,781	140,523	138,578	134,806	132,679
Total liabilities and shareholders' equity	$ 1,515,881	$ 1,497,531	$ 1,476,143	$ 1,341,091	$ 1,257,160

Period-end shares outstanding	4,682,369	4,679,396	4,671,066	4,660,217	4,659,931

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Six Months Ended			Three Months Ended
	June 30,		Percent	June 30,		Percent
(Dollars in thousands, except share and per share data)	2014	2013	Change	2014	2013	Change
Interest and dividend income:
Loans, including fees	$ 22,617	$ 22,360	1.1	$ 11,449	$ 11,056	3.6
Taxable securities	2,767	2,117	30.7	1,265	986	28.3
Tax exempt securities	522	586	(10.9)	258	281	(8.2)
Interest-bearing deposits	43	18	138.9	24	10	140.0
Total interest and dividend income	25,949	25,081	3.5	12,996	12,333	5.4

Interest expense:
Deposits	1,040	1,219	(14.7)	517	595	(13.1)
Securities sold under agreements to repurchase	420	431	(2.6)	212	211	0.5
Borrowed funds	382	387	(1.3)	192	199	(3.5)
Total interest expense	1,842	2,037	(9.6)	921	1,005	(8.4)

Net interest income	24,107	23,044	4.6	12,075	11,328	6.6
Provision for loan losses	1,741	881	97.6	1,103	450	145.1
Net interest income after provision for loan losses	22,366	22,163	0.9	10,972	10,878	0.9

Non-interest income:
Wealth management group fee income	3,872	3,635	6.5	1,989	1,885	5.5
Service charges on deposit accounts	2,582	2,155	19.8	1,350	1,186	13.8
Net gain on securities transactions	522	1	N/M	522	1	N/M
Net gain on sales of loans held for sale	125	291	(57.0)	83	179	(53.6)
Net gain (loss) on sales of other real estate owned	(44)	16	(375.0)	(14)	16	(187.5)
Other	3,313	2,399	38.1	1,476	1,208	22.2
Total non-interest income	10,370	8,497	22.0	5,406	4,475	20.8

Non-interest expense:
Salaries and wages	10,309	9,417	9.5	5,156	4,599	12.1
Pension and other employee benefits	2,838	2,789	1.8	1,479	1,365	8.4
Net occupancy	3,452	2,701	27.8	1,659	1,339	23.9
Furniture and equipment	1,345	1,086	23.8	715	567	26.1
Data processing	2,895	2,241	29.2	1,414	1,128	25.4
Professional fees	643	520	23.7	421	196	114.8
Amortization of intangible assets	669	449	49.0	324	214	51.4
Marketing and advertising	625	485	28.9	332	197	68.5
Other real estate owned expense	132	62	112.9	45	27	66.7
FDIC insurance	543	419	29.6	274	203	35.0
Loan expenses	295	335	(11.9)	146	192	(24.0)
Merger and acquisition expenses	115	--	N/M	29	--	N/M
Other	3,061	2,612	17.2	1,585	1,365	16.1
Total non-interest expense	26,922	23,116	16.5	13,579	11,392	19.2

Income before income tax expense	5,814	7,544	(22.9)	2,799	3,961	(29.3)
Income tax expense	1,820	2,478	(26.6)	869	1,306	(33.5)
Net income	$ 3,994	$ 5,066	(21.2)	$ 1,930	$ 2,655	(27.3)

Basic and diluted earnings per share	$ 0.85	$ 1.09		$ 0.41	$ 0.57
Cash dividends declared per share	0.52	0.52		0.26	0.26
Average basic and diluted shares outstanding	4,678,977	4,657,131		4,680,776	4,658,400

N/M - Not meaningful

Chemung Financial Corporation
Consolidated Financial Highlights (Unaudited)
						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except share and per share data)	2014	2014	2013	2013	2013	2014	2013

RESULTS OF OPERATIONS
Interest income	$ 12,996	$ 12,954	$ 13,072	$ 12,509	$ 12,333	$ 25,949	$ 25,081
Interest expense	921	921	1,002	992	1,005	1,842	2,037
Net interest income	12,075	12,033	12,070	11,517	11,328	24,107	23,044
Provision for loan losses	1,103	639	1,000	874	450	1,741	881
Net interest income after provision for loan losses	10,972	11,394	11,070	10,643	10,878	22,366	22,163
Non-interest income	5,406	4,964	5,229	4,351	4,475	10,370	8,497
Non-interest expense	13,579	13,343	14,470	11,813	11,392	26,922	23,116
Income before income tax expense	2,799	3,015	1,829	3,181	3,961	5,814	7,544
Income tax expense	869	951	343	1,002	1,306	1,820	2,478
Net income	$ 1,930	$ 2,064	$ 1,486	$ 2,179	$ 2,655	$ 3,994	$ 5,066

Basic and diluted earnings per share	$ 0.41	$ 0.44	$ 0.32	$ 0.47	$ 0.57	$ 0.85	$ 1.09
Average basic and diluted shares outstanding	4,680,776	4,677,178	4,664,140	4,660,336	4,658,400	4,678,977	4,657,131

PERFORMANCE RATIOS
Return on average assets	0.51%	0.56%	0.42%	0.67%	0.84%	0.54%	0.81%
Return on average equity	5.44%	5.93%	4.34%	6.45%	7.92%	5.68%	7.65%
Return on average tangible equity (a)	6.75%	7.41%	5.40%	8.04%	9.88%	7.08%	9.56%
Efficiency ratio (b)	77.21%	77.28%	76.66%	70.97%	69.94%	77.25%	71.03%
Non-interest expense to average assets	3.62%	3.64%	4.09%	3.65%	3.60%	3.63%	3.68%
Loans to deposits	82.87%	79.31%	78.65%	88.74%	88.31%	82.87%	88.31%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	4.40%	4.51%	4.67%	4.71%	4.79%	4.45%	4.92%
Yield on investments	1.91%	2.09%	2.05%	2.32%	2.34%	2.00%	2.44%
Yield on interest-earning assets	3.77%	3.85%	4.02%	4.23%	4.28%	3.81%	4.39%
Cost of interest-bearing deposits	0.22%	0.23%	0.26%	0.30%	0.31%	0.23%	0.32%
Cost of borrowings	2.93%	2.91%	1.90%	2.49%	2.80%	2.92%	2.79%
Cost of interest-bearing liabilities	0.37%	0.38%	0.42%	0.47%	0.48%	0.37%	0.50%
Interest rate spread	3.40%	3.47%	3.60%	3.76%	3.80%	3.44%	3.89%
Net interest margin, fully taxable equivalent	3.51%	3.58%	3.72%	3.90%	3.93%	3.55%	4.04%

CAPITAL
Total equity to total assets at end of period	9.35%	9.38%	9.39%	10.05%	10.55%	9.35%	10.55%
Tangible equity to tangible assets at end of period (a)	7.68%	7.67%	7.62%	8.25%	8.63%	7.68%	8.63%

Book value per share	$ 30.28	$ 30.03	$ 29.67	$ 28.93	$ 28.47	$ 30.28	$ 28.47
Tangible book value per share	24.40	24.08	23.63	23.28	22.78	24.40	22.78
Period-end market value per share	29.54	27.12	34.17	34.63	33.49	29.54	33.49
Dividends declared per share	0.26	0.26	0.26	0.26	0.26	0.52	0.52

AVERAGE BALANCES
Loans (c)	$ 1,047,181	$ 1,007,415	$ 981,491	$ 950,657	$ 929,439	$ 1,027,408	$ 919,358
Earning assets	1,400,174	1,381,604	1,306,934	1,189,978	1,173,862	1,390,940	1,170,246
Total assets	1,504,153	1,488,577	1,404,770	1,283,577	1,269,472	1,496,412	1,267,934
Deposits	1,298,159	1,282,917	1,163,065	1,073,571	1,067,958	1,290,581	1,064,836
Total equity	142,318	141,061	135,979	133,955	134,392	141,693	133,592
Tangible equity (a)	114,603	112,996	109,082	107,528	107,746	113,804	106,835

ASSET QUALITY
Net charge-offs (recoveries)	$ 625	$ 260	$ 80	$ 338	$ (45)	$ 885	$ (6)
Non-performing loans (d)	7,712	8,567	8,511	7,643	7,468	7,712	7,468
Non-performing assets (e)	8,345	8,808	9,049	8,207	8,056	8,345	8,056
Allowance for loan losses	13,632	13,155	12,776	11,856	11,320	13,632	11,320

Annualized net charge-offs to average loans	0.24%	0.10%	0.03%	0.14%	(0.02)%	0.17%	N/M
Non-performing loans to total loans	0.71%	0.84%	0.85%	0.79%	0.80%	0.71%	0.80%
Non-performing assets to total assets	0.55%	0.59%	0.61%	0.61%	0.64%	0.55%	0.64%
Allowance for loan losses to total loans	1.26%	1.28%	1.28%	1.23%	1.21%	1.26%	1.21%
Allowance for loan losses to non-performing loans	176.76%	153.55%	150.11%	155.12%	151.58%	176.76%	151.58%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio is non-interest expense less merger and acquisition expenses less amortization of intangible assets divided by the total of fully taxable equivalent net interest income plus non-interest income less net gain on securities transactions less gain from bargain purchase less gain on liquidation of trust preferred securities.
(c) Loans include loans held for sale. Loans do not reflect the allowance for loan losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.
N/M - Not meaningful.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The table below shows computations of tangible equity and tangible assets and certain related ratios, all of which are considered to be non-GAAP financial measures. The tangible equity to tangible assets ratio has become a focus of some investors and management believes this ratio may assist in analyzing the Corporation's capital position, absent the effects of intangible assets. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of results reported under GAAP. Because not all companies use identical calculations, the non-GAAP measures presented in the following table may not be comparable to those reported by other companies.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2014	2014	2013	2013	2013	2014	2013

TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$ 141,781	$ 140,523	$ 138,578	$ 134,806	$ 132,679	$ 141,781	$ 132,679
Less: intangible assets	(27,532)	(27,857)	(28,201)	(26,305)	(26,519)	(27,532)	(26,519)
Tangible equity (non-GAAP)	$ 114,249	$ 112,666	$ 110,377	$ 108,501	$ 106,160	$ 114,249	$ 106,160

Total assets (GAAP)	$ 1,515,881	$ 1,497,531	$ 1,476,143	$ 1,341,091	$ 1,257,160	$ 1,515,881	$ 1,257,160
Less: intangible assets	(27,532)	(27,857)	(28,201)	(26,305)	(26,519)	(27,532)	(26,519)
Tangible assets (non-GAAP)	$ 1,488,349	$ 1,469,674	$ 1,447,942	$ 1,314,786	$ 1,230,641	$ 1,488,349	$ 1,230,641

Total equity to total assets at end of period (GAAP)	9.35%	9.38%	9.39%	10.05%	10.55%	9.35%	10.55%
Book value per share (GAAP)	$ 30.28	$ 30.03	$ 29.67	$ 28.93	$ 28.47	$ 30.28	$ 28.47

Tangible equity to tangible assets at end of period (non-GAAP)	7.68%	7.67%	7.62%	8.25%	8.63%	7.68%	8.63%
Tangible book value per share (non-GAAP)	$ 24.40	$ 24.08	$ 23.63	$ 23.28	$ 22.78	$ 24.40	$ 22.78

TANGIBLE EQUITY AND TANGIBLE ASSETS
(AVERAGE)
Total shareholders' equity (GAAP)	$ 142,318	$ 141,061	$ 135,979	$ 133,955	$ 134,392	$ 141,693	$ 133,592
Less: intangible assets	(27,715)	(28,065)	(26,897)	(26,427)	(26,646)	(27,889)	(26,757)
Tangible equity (non-GAAP)	$ 114,603	$ 112,996	$ 109,082	$ 107,528	$ 107,746	$ 113,804	$ 106,835

Return on average equity (GAAP)	5.44%	5.93%	4.34%	6.45%	7.92%	5.68%	7.65%

Return on average tangible equity (non-GAAP)	6.75%	7.41%	5.40%	8.04%	9.88%	7.08%	9.56%
CONTACT: For further information contact:
         Karl F. Krebs, EVP and CFO
         kkrebs@chemungcanal.com
         Phone: 607-737-3714